SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2003

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	0-22613	93-0797222
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

One S.W. Columbia, Suite 1105 Portland, OR 97258
(Address of principal executive offices)

(503) 227-0554
Registrant’s telephone number, including area code

Item 5. Other Events

On June 20, 2001, AVI BioPharma, Inc.  (“AVI”) entered into a License and Development Agreement (“License Agreement”) with Medtronic, Inc. (“Medtronic”),  under which AVI granted Medtronic an exclusive worldwide license to certain antisense compounds, including Resten-NG®, for use specifically in conjunction with certain medical devices, including stents, to treat cardiovascular disease.  AVI retained exclusive rights to the use of its antisense compounds for all other applications. A copy of the License Agreement was filed as Exhibit 10.39 to AVI’s quarterly report on Form 10-Q on August 14, 2001. The License Agreement provided that if certain development milestones were not met or waived AVI could convert the exclusive license to a nonexclusive license. Based upon a certain development milestone not having been met or waived, AVI has converted the license to a nonexclusive license.

With the conversion of the license to a nonexclusive license, AVI intends to pursue other strategic partners or relationships to develop antisense compounds, including Resten-NG, in treating cardiovascular disease in conjunction with medical devices. The ultimate commercial application and sale of products using the technology is subject to further product development, clinical testing and trials, governmental approvals (including Food and Drug Administration approval for United States sales) and other actions which could take several years and could depend on additional funding being raised by AVI through financings or other strategic relationships.

On September 18, 2003, AVI issued a press release relating to clinical trials involving the compounds covered by the License Agreement and the conversion of the referenced license to a nonexclusive license. A copy of the press release is filed as Exhibit 99.1 hereto.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)                                Exhibits

99.1 Press Release of AVI BioPharma, Inc. dated September 18, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on September 19, 2003.

AVI BioPharma, Inc.

By:	/s/ ALAN P. TIMMINS
Alan P. Timmins
President and Chief Operating Officer
(Principal Operating Officer)